Exhibit 99.1

From:   Rick James (news media)
             (414) 221-4444
             rick.james@we-energies.com

             Colleen F. Henderson CFA (analysts)
             414-221-2592
             colleen.henderson@wisconsinenergy.com

Jan. 20, 2005

Wisconsin Energy raises quarterly dividend

MILWAUKEE -- The board of directors of Wisconsin Energy Corporation (NYSE:WEC) today declared a quarterly dividend of $0.22 a share. The dividend is payable March 1, 2005, to stockholders of record on Feb. 11, 2005.

This represents a 1 cent per share, or 4.8 percent increase in the quarterly dividend rate.

"The dividend action taken by our board reflects the tremendous improvement we've made in the company's balance sheet and the confidence we have in our long-term business plan," said Gale E. Klappa, Wisconsin Energy chairman, president and chief executive.

With this increase, the new dividend is equivalent to an annual rate of $0.88 per share.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is a Fortune 500 energy company serving more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include energy development, recycling and renewable energy and real estate development.

One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has nearly 6,000 employees, 58,000 stockholders and more than $9 billion of assets.

# # #